EXHIBIT 99.1
                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                       CONTACT:
Titanium Metals Corporation                            J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300                              Vice President - Finance
Denver, Colorado  80202                                (303) 296-5617


                 TIMET DISCUSSES OUTLOOK FOR REMAINDER OF 1998

     DENVER, COLORADO . . . June 25, 1998 . . . Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) announced today that it expects full-year 1998 results to be 8%-12% below current analysts' estimates of $2.90 per diluted share. For the second quarter ended June 30, 1998, TIMET expects to report earnings of $.07-$.10 below analysts' estimates of $.63-$.64 per diluted share, prior to an expected charge of approximately $.11 related to the previously announced closure of its Pomona, California casting and melting facility.

     TIMET said its lowered expectations are due primarily to reduced shipments resulting from lower customer order levels as a result of customer inventory adjustments in response to changes in commercial aircraft production rates, as well as production shortfalls at TIMET locations in the U.S. and U.K. The lower production rates are the result of problems that began in the first quarter and continued into part of the second quarter related to its Swansea, Wales plant, lower sheet production from equipment recently transferred from Morristown, Tennessee to Toronto, Ohio, and a temporary press outage in Witton, England. TIMET said the issues at Witton and Swansea have been resolved and it expects sheet production to reach normal levels in the fourth quarter.


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     The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, changes in product pricing, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.


NOTE: A conference call for the investment community will be held at 10:00 A.M., Eastern Daylight Time, on Friday, June 26, 1998. On the conference call will be J. Landis Martin, Chairman and Chief Executive Officer, Andrew R. Dixey, President and Chief Operating Officer, and J. Thomas Montgomery, Jr., Vice President-Finance and Treasurer. Participants can access the call by dialing 1-800-288-8960 (domestically) and 612-332-0523 (internationally). A taped replay of the call will be available until 5:00 P.M., Eastern Daylight Time, on July 26, 1998, by dialing 1-800-475-6701 (domestically) and 320-365-3844
(internationally), and using the access code of 396838.
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